EXHIBIT 7.2

[CLANCY AND CO., P.L.L.C. LETTERHEAD]

April 6, 2007

Via. facsimile

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549
202-551-5300 Phone
202-772-9252 Fax

Re: PacificNet, Inc. [PACT]

To the Office of the Chief Accountant:

Clancy and Co. P.L.L.C. (“Clancy”) a registered accounting firm in Arizona, was until recently, the auditor for PacificNet, Inc. a public company registered with the Securities and Exchange Commission, and trading NASDAQ Global Market under the symbol PACT.

On March 22, 2007, PacificNet, Inc. (“PACT”), Securities and Exchange Commission (“Commission”) File Number 000-24985, filed with the Securities and Exchange Commission a Current Report on Form 8-K (the “Withdrawal Form 8-K”) reporting, under Item 4.02 of Form 8-K, the receipt of notice from Clancy which had previously served as the independent auditor for PACT, reporting the withdrawal of Clancy’s audit reports with respect to the financial statements of PACT. In accordance with Item 4.02(c) of Form 8-K, Clancy has reviewed the Withdrawal Form 8-K and furnishes this letter to the Commission pursuant to Item 4.02(c)(2) of Form 8-K to state that Clancy disagrees with certain statements made by PACT in response to Item 4.02 and to state the respects in which Clancy does not agree with the statements made by PACT in the Withdrawal Form 8-K.

The specific statements in the Withdrawal Form 8-K with which Clancy disagrees are as follows:

1. The Withdrawal Form 8-K indicates that the first communication received by PACT indicating that Clancy had significant concerns with PACT’s accounting for historical stock option grants was on March 12, 20071 . In fact, as early as January 25, 2007, Clancy informed counsel to PACT [Mr. Norwood Beveridge at Loeb & Loeb] of the option accounting issue. On February 7, 2007, Clancy informed PACT’s President, Victor Tong of the issues and requested that PACT begin an internal investigation. On February 17, 2007, Clancy sent a letter to PACT’s Audit Committee stating, among other things, that Clancy (1) was aware of facts that “materially impacts the fairness or reliability of [PACT’s] most recent underlying audited financial statements and related auditors’ report,” (2) reported these facts to Victor Tong on February 7, 2007; and (3) the information concerned PACT’s “practices in granting options.” A copy of the February 17, 2007, letter is annexed hereto as Exhibit A. PACT’s new independent auditor, Kabani & Co. was informed of the stock option accounting issues on February 21, 2007, in a telephone call with Mr. Hamid Kabani.

1 Although PACT refers to Clancy’s “March 12 Letter,” the letter was dated and emailed on March 11, 2007.

2. The Withdrawal Form 8-K further indicates that the first that PACT was informed that Clancy was withdrawing its audit report was March 14, 2007, and earlier communications informing PACT of the withdrawal was ineffective. In fact, as early as January 25, 2007, Clancy informed counsel for PACT [Mr. Norwood Beveridge at Loeb & Loeb] of the option accounting problem and that the impact on PACT’s financial statements could be material. Then, on February 8, 2007, Clancy informed counsel to PACT [Ms. Tahra Wright at Loeb & Loeb] that Clancy would not consent to the incorporation by reference of Clancy’s audit opinion in a Form S-8 registration statement to be filed by PACT. In addition, the February 17, 2007, letter clearly stated “the financial statements and the auditors’ report must no longer be relied upon by interested third parties.” Finally, on February 21, 2007, Clancy informed Kabani that the stock option accounting issues had a material effect on PACT’s historical audited financial statements. Those communications put PACT on notice that Clancy no longer believed that PACT’s audited financial statements could be relied upon until an internal investigation had been completed. Because Clancy did not receive any further communications from PACT with regard to investigating the stock option accounting issue, it resent the February 17, 2007, letter under cover of letter dated March 11, 2007, to the members of the audit committee. A copy of the March 11, 2007, letter is annexed hereto as Exhibit B.

3. The Withdrawal Form 8-K further indicates that PACT believes that the March 11, 2007, letter “did not include any particular factual information -- including which criteria were in question or which options grants might be involved -- that would assist the audit committee of our board of directors in determining whether the financial statements for any of the preceding three fiscal years should no longer be relied upon due to an error in our method of accounting for stock options grants.” As can be seen from the February 17, 2007, letter to the audit committee (which was resent on March 11, 2007), Clancy informed PACT that it had accounted for options by “treating a date as the grant date when, in fact, all of the pre-requisites to a grant had not yet occurred. We are aware that since at least 2003, the Company has consistently applied this method of accounting for stock options.”

4. The Withdrawal Form 8-K indicates PACT’s belief that the withdrawal by Clancy of its audit report was ineffective, among other things, because the letter did not specify which historical financial statements were covered or contained “the terminology used by accounting firms in withdrawing audit reports.” The first line of the February 17, 2007, letter states, however:

“Information has come to our attention that materially impacts the fairness or reliability of the most recent underlying financial statements and related auditors’ report.”

The February 17, 2007, letter goes on to state:

Since we have not received any communications from PacificNet to the current date, the purpose of this letter is to communicate with the next appropriate level [audit committee] to notify them that, based on the information that has come to our attention, (i) the financial statements and the auditors’ report must no longer be relied upon by interested third parties....”

Clancy believes that that the February 17, 2007, letter clearly communicates the nature and materiality of the option accounting issue and that the most recent audit report and underlying financial statements could no longer be relied upon. Because PACT’s financial statements for the year ended December 31, 2006, had not yet been audited, Clancy did clearly indicate the years impacted by the improper accounting. No further “terminology” is necessary or required by applicable accounting literature.

5. The Withdrawal Form 8-K states that “a comprehensive set of internal documents” were sent to Clancy to “ally any concerns Clancy might have.” The materials received by Clancy (on March 19, 2007), however, disclosed a set of compensation committee minutes never disclosed by PACT to Clancy during the course of its audits.

6. PACT states that Clancy did not respond to an invitation to attend a meeting of PACT’s audit committee on March 17, 2007. While Clancy did not attend that meeting, it should be noted that the invitation to attend was received via voice mail and email at approximately 9:30 p.m. on Friday, March 16 and approximately 8:50 p.m. on Saturday, March 17, both outside of normal business hours and too close to the time of the meeting to allow for proper preparation.

7. PACT states that its failure to file a required Form 8-K does not constitute an illegal act because “(i) it was not discovered during the course of performing an audit, (ii) the filing was not required until March 22 (at the earliest) based on the written communications received from Clancy on March 16, 2007, and (iii) the lack of filing could not have a material effect on the financial statements of PacificNet.” Clancy disagrees. Clancy believes that once PACT had notice that its historical financial statements and related audit reports could no longer be relied upon, PACT was obligated to file a Current Report on Form 8-K within four business days, which, giving PACT every benefit of the doubt, would have been March 16, 2007, at the latest. Clancy further believes that PACT was obligated to file a Form 8-K when it was first informed of Clancy’s withdrawal of its audit opinion, which occurred significantly prior to March 16, 2007. Finally, Clancy believes that the withdrawal of its audit opinion did have a material effect on the financial statements of PacificNet.

Very truly

/s/ Clancy and Co.
Clancy and Co., P.L.L.C.

EXHIBIT A

[CLANCY AND CO., P.L.L.C. LETTERHEAD]

February 17, 2007

To the Audit Committee
PacificNet Inc.
23/F, Tower A, Timecourt
No. 6 Shugang Xili
Chaoyang District
Beijing, China 100028

Dear Audit Committee Members:

Information has come to our attention that materially impacts the fairness or reliability of the most recent underlying audited financial statements and related auditors’ report.

The issue involves PACT’s actual practices in granting options, which may not have been consistent with the manner in which these transactions were initially recorded and disclosed, i.e. treating a date as the grant date when, in fact, all of the pre-requisites to a grant had not yet occurred. We are aware that since at least 2003, the Company has consistently applied this method of accounting for stock options existed. Our Firm has determined that the facts existed at the date of the audit report and upon subsequent discovery of facts, materially impacts the related financial statements and appropriate measures need to be taken.

The issue was discussed with the Company’s President and Director, Victor Tong, on Wednesday, February 7, 2007, and our Firm requested management to discus the issue and begin an investigation to substantiate the information, and, accordingly, cooperate in whatever actions were deemed necessary. Due to our Firm’s resignation, our Firm did not so expand the scope of our audit or conduct such further extensive investigation. We also discussed with Mr. Tong that the successor auditors would be advised of the issue upon initiation, by the successor auditors, of the required auditor communications between the predecessor and successor auditors, and Mr. Tong agreed that the Company would provide authorization for our Firm to respond freely. As of the date of this letter, the successor auditors have not contacted our Firm and such notification has not been made.

Since we have not received any communications from PacificNet management through the current date, the purpose of this letter is to communicate with the next appropriate level within the Company to notify them that, based on the information that has come to our attention, (i) the financial statements and the auditors’ report must no longer be relied upon by interested third parties, and (ii) revised statements and auditors’ report will be issued upon completion of the investigation.

We recommend that the Company discuss the issue with its securities counsel, the Securities and Exchange Commission, stock exchanges, and appropriate regulatory agencies regarding the applicable disclosure to be made or other measures to be taken in the circumstances.

If we do not receive any cooperation with the above notification within a reasonable time period, then in order to prevent future reliance upon our Firm’s audit report, we will notify the appropriate (i) regulatory agencies having jurisdiction over the Company that the auditor’s report should no longer be relied upon, and (ii) any persons known to our Firm to be relying on the financial statements that our Firm’s report should no longer be relied upon.

Our goal is to resolve the issue with the Company and we request the Audit Committee’s cooperation to achieve that goal. We look forward to hearing from you soon.

Sincerely,

/s/ Clancy and Co.
Clancy and Co., P.L.L.C.

EXHIBIT B

[CLANCY AND CO., P.L.L.C. LETTERHEAD]

March 11, 2007

Members of the Audit Committee
Mr. Tao Jin, Chairman of the Audit Committee
Mr. Peter Wang, Member of the Audit Committee
Mr. Jeremy Goodwin, Member of the Audit Committee

PacificNet Inc.
23/F, Tower A, Timecourt
No. 6 Shugang Xili
Chaoyang District
Beijing, China 100028

Dear Audit Committee Members:

Please advise us as to the status of the issues raised in our letter of February 17, 2007, a copy of which is enclosed for your reference. To date, we have not received a response from anyone at PACT addressing this issue. Please note that in the absence of your immediate action, we are required to notify regulatory agencies, including the United States Securities and Exchange Commission.

Sincerely,

/s/ Clancy and Co.
Clancy and Co., P.L.L.C.

Enclosure:	February 17, 2007 letter to the Audit Committee

Copy to:	Board of Directors (Mr. Tony Tong, Mr. Victor Tong, Mr. Shaojian Wang,
Mr. Michael Ha, Mr. Peter Wang, Mr. Tao Jin, Mr. Jeremy Goodwin)

Mitchell Nussbaum, Attorney, Loeb & Loeb

[CLANCY AND CO., P.L.L.C. LETTERHEAD]

February 17, 2007

To the Audit Committee
PacificNet Inc.
231F, Tower A, Timecourt
No. 6 Shugang Xili
Chaoyang District
Beijing, China 100028

Dear Audit Committee Members:

Information has come to our attention that materially impacts the fairness or reliability of the most recent underlying audited financial statements and related auditors’ report.

The issue involves PACT’S actual practices in granting options, which may not have been consistent with the manner in which these transactions were initially recorded and disclosed, i.e. treating a date as the grant date when, in fact, all of the pre-requisites to a grant had not yet occurred. We are aware that since at least 2003, the Company has consistently applied this method of accounting for stock options existed. Our Firm has determined that the facts existed at the date of the audit report and upon subsequent discovery of facts, materially impacts the related financial statements and appropriate measures need to be taken.

The issue was discussed with the Company’s President and Director, Victor Tong, on Wednesday, February 7, 2007, and our Firm requested management to discus the issue and begin an investigation to substantiate the information, and, accordingly, cooperate in whatever actions were deemed necessary. Due to our Firm’s resignation, our Firm did not so expand the scope of our audit or conduct such further extensive investigation. We also discussed with Mr. Tong that the successor auditors would be advised of the issue upon initiation, by the successor auditors, of the required auditor communications between the predecessor and successor auditors, and Mr. Tong agreed that the Company would provide authorization for our firm to respond freely. As of the date of this letter, the successor auditors have not contacted our Firm and such notification has not been made.

Since we have not received any communications from PacificNet management through the current date, the purpose of this letter is to communicate with the next appropriate level within the Company to notify them that, based on the information that has come to our attention, (i) the financial statements and the auditors’ report must no longer be relied upon by interested third parties and (ii) revised statements and auditors’ report will be issued upon completion of the investigation.

We recommend that the Company discuss the issue with its securities counsel, the Securities and Exchange Commission, stock exchanges and appropriate regulatory agencies regarding the applicable disclosure to be made or other measures to be taken in the circumstances,

If we do not receive any cooperation with the above notification within a reasonable time period, then in order to prevent future reliance upon our Firm’s audit report, we will notify the appropriate (i) regulatory agencies having jurisdiction over the Company that the auditor’s report should no longer be relied upon and (ii) any persons known to our Firm to be relying on the financial statements that our Firm’s report should no longer be relied upon.

Our goal is to resolve the issue with the Company and we request the Audit Committee’s cooperation to achieve that goal. We look forward to hearing from you soon.

Sincerely,

/s/ Clancy and Co.
Clancy and Co., P.L.L.C.